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NEWS RELEASE                                              LOGO OF
                                                      CHARLES E. SMITH
CHARLES E. SMITH RESIDENTIAL REALTY, INC.          RESIDENTIAL REALTY, INC.
                                                          APPEARS HERE

FOR IMMEDIATE RELEASE                    CONTACT: ANTHONY J. LOPINTO
                                                  EXECT. V.P./CFO
DATE: 18 MARCH, 1996                              (703) 769-1000



           SMITH REIT CONTINUES STRONG GROWTH -- ADDS TWO PROPERTIES

             RESTON AND ALEXANDRIA APARTMENTS MOST RECENT PURCHASES

Arlington, Va -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW), a Real Estate Investment Trust, announced today that it has acquired two more apartment properties in northern Virginia totaling 309 units. These properties bring the company's total acquisitions to nine properties, with over 2,300 units acquired since its initial public offering in mid-1994. The latest acquisitions include Charter Oak Apartments, a 262-unit garden-style community in Reston, and Governor Spotswood, a 47-unit community in Old Town Alexandria. These acquisitions continue Smith's aggressive growth strategy of adding well-located, high-quality apartment properties to its portfolio.

Ernest A. Gerardi, Jr., President of the Smith REIT, stated that, "The acquisition of Charter Oak represents Smith's initial entry into the strong Reston submarket -- where there is an ongoing demand for quality apartments -- and increases our presence along the fast-growing Dulles Corridor. We are also continuing to build our presence in Old Town Alexandria, and our purchase of Governor Spotswood serves as an extension to The Boulevard of Old Town, which we purchased in 1995."

Charter Oak is located within walking distance of Reston Town Center, and is just one block from Sallie Mae's new 400,000 square foot headquarters, which opened last month and will accommodate 1,300 employees. It is adjacent to the golf course at Hidden Creek Country Club, affording many residents attractive fairway views. Over the past two years, more than 80% of the


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units have been renovated by the prior owner, and Smith plans to complete this renovation program. The community was built in 1970, and has a current occupancy of 95%. Charter Oak's on-site amenities include a large swimming pool and tot lots for children. Residents enjoy easy access to Reston's many amenities including tennis courts and a network of bike paths.

Charter Oak was acquired from a joint venture composed of a major life insurance company and a California-based apartment operator for approximately $14,250,000 or $54,389 per apartment unit. A portion of the transaction included an exchange of limited partnership units in the Operating Partnership of the Smith REIT.

Governor Spotswood apartments were purchased in a cash transaction from a local property owner for $2,830,000 or $60,213 per apartment unit. According to Mr. Gerardi, "This acquisition enables our company to further enhance operating efficiencies among our Old Town Alexandria properties by combining management with The Boulevard of Old Town, located one block away."

Built in 1941, Governor Spotswood has been completely renovated by the prior owner. The property is currently 100% occupied. It is adjacent to specialty boutique retailers including Sutton Place Gourmet, Williams Sonoma, Talbot's and Laura Ashley.

Charles E. Smith Residential Realty, Inc. is an equity REIT that owns, develops, acquires and operates multifamily rental communities, and also provides related real estate services to other property owners in the greater Washington, D.C. metropolitan area. Including the latest acquisitions, the company's own portfolio currently consists of 40 multifamily apartment properties containing a total of 14,460 units. The Smith REIT continues to seek additional multifamily property acquisitions and development sites.

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